Exhibit 1

NEWS RELEASE

North American Palladium Provides Update on Ramp-Up Progress At Lac des Iles Mine

Toronto, Ontario, December 11, 2014 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (NYSE MKT: PAL) announces an update for selected operating results for the months of October and November and year to date from the ongoing successful ramp-up of its operations at its Lac des Iles (“LDI”) mine in Thunder Bay, Ontario.

For October and November 2014, the Company produced 41,986 payable ounces of palladium from its Lac des Iles mine at a cash cost per ounce of US$375. The mill commenced a trial full time run on October 1, 2014 and production cost per tonne milled for the two months averaged $36. Production of payable palladium year to date to the end of November 2014 is 156,409 ounces, and the Company expects to achieve its guidance for 2014. Year to date cash cost per ounce is US$495 and production cost per tonne milled is $50.

Underground production from LDI continues to ramp-up with daily mining rates for October averaging 3,736 tonnes, November 4,216 tonnes and to December 9, 2014 4,765 tonnes. During this time period, the Company has surpassed daily production rates of 5,000 tonnes per day on numerous occasions.

“Our payable palladium production for October and November was very strong, and our key cost metrics are significantly below our guidance,” said Phil du Toit, President and Chief Executive Officer. “The trial full time mill run initiated at the start of the fourth quarter is performing well and given the additional stockpiled ore processed, the per unit operating costs were in line with our expectations.”

The Company expects to provide its next operational update in early January 2015 when it provides its operating guidance for 2015 and preliminary full year production results for 2014.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (“LDI”) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the NYSE MKT under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

John Vincic

Investor Relations

Telephone: 416-360-7374

Email: jvincic@nap.com

www.nap.com

Cautionary Statement on Forward Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The words ‘will’, ‘expect’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: information pertaining to the Company’s strategy, plans or future financial or operating performance, such as the ramp-up at the Company’s LDI mine, timelines, production plans, projected expenditures, operating cost estimates, proposed mining methods, expected mining rates and other statements that express management’s expectations or estimates of future performance. The Company cautions the reader that such forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to: the possibility that metal prices and foreign exchange rates may fluctuate, inherent risks associated with development, exploration, mining and processing including risks to tailings capacity, ground conditions, environmental hazards, uncertainty of mineral reserves and resources, the possibility that the LDI mine may not perform as planned, changes in legislation, regulations or political and economic developments in Canada and abroad, risks related to employee relations and the availability of skilled labour, litigation, and the risks associated with obtaining necessary licenses and permits. For more details on these and other risk factors see the Company’s most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release, which may prove to be incorrect, include, but are not limited to: that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no material delays affecting operations or the timing of the LDI mine ramp-up, that prices for key mining and construction supplies, including labour costs, will remain consistent with the Company’s expectations and that the Company’s current estimates of mineral reserves and resources are accurate. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

www.nap.com